                                                                    EXHIBIT D(1)

                                                             [EXECUTION VERSION]



                         AGREEMENT AND PLAN OF MERGER

                                 BY AND AMONG

                              PINE HOLDINGS, INC.

                            PINE ACQUISITION CORP.

                                      AND

                         PULASKI FURNITURE CORPORATION

                          Dated as of March 29, 2000

                                TABLE OF CONTENTS

                                                                                                               Page

ARTICLE I    THE OFFER............................................................................................2

         Section 1.1  The Offer...................................................................................2
         Section 1.2  Company Actions.............................................................................3
         Section 1.3  Composition of the Board of Directors.......................................................4

ARTICLE II   THE MERGER...........................................................................................5

         Section 2.1  The Merger..................................................................................5
         Section 2.2  Effective Time..............................................................................5
         Section 2.3  Effects of the Merger.......................................................................5
         Section 2.4  Articles of Incorporation and Bylaws; Directors and Officers................................5
         Section 2.6  Exchange of Certificates....................................................................6
         Section 2.7  Closing of Books............................................................................8
         Section 2.9  Further Assurances..........................................................................9
         Section 2.10  Withholding Rights........................................................................10
         Section 2.11  Closing...................................................................................10

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................................10

         Section 3.1   Organization, Standing and Power..........................................................10
         Section 3.2  Capital Structure..........................................................................11
         Section 3.3  Subsidiaries...............................................................................11
         Section 3.4  Other Interests............................................................................12
         Section 3.5  Authority..................................................................................12
         Section 3.6    Non-Contravention........................................................................12
         Section 3.7  SEC Documents and Financial Statements.....................................................13
         Section 3.8  Offer Documents; Schedule 14D-9............................................................14
         Section 3.9  Absence of Certain Events..................................................................14
         Section 3.10  Title to Properties; Liens................................................................14
         Section 3.11  Litigation................................................................................15
         Section 3.12  Compliance with Applicable Law............................................................15
         Section 3.13  Employee Benefit Plans....................................................................16
         Section 3.14  Employment Relations and Agreement........................................................17
         Section 3.15  Contracts.................................................................................18
         Section 3.16  Rights Agreement..........................................................................19
         Section 3.17  State Takeover Statutes; Charter and By-Law Provisions....................................20
         Section 3.18  Taxes.....................................................................................20
         Section 3.19  Intellectual Properties...................................................................22
         Section 3.20  Environmental Laws and Regulations........................................................22
         Section 3.21  Voting Requirements.......................................................................24
         Section 3.22  Brokers...................................................................................24

                                      (i)

                                                                                                              Page
                                                                                                              ----
         Section 3.23  Fairness Opinion..........................................................................24

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF PARENT
              AND ACQUIROR ......................................................................................24

         Section 4.1  Organization, Standing and Power; Capitalization of Parent and Acquiror....................24
         Section 4.2  Authority..................................................................................25
         Section 4.3  Non-Contravention..........................................................................25
         Section 4.4  Offer Documents; Schedule 14D-9 and Proxy Statement........................................25
         Section 4.5  Financing..................................................................................26
         Section 4.6  Brokers....................................................................................26
         Section 4.7  Business of Parent and Acquiror............................................................26

ARTICLE V     COVENANTS RELATING TO CONDUCT OF BUSINESS..........................................................27

         Section 5.1  Access to Information Concerning Properties and Records....................................27
         Section 5.2  Confidentiality............................................................................27
         Section 5.3  Conduct of Business by the Company Pending the Merger......................................27
         Section 5.4  Acquisition Proposals......................................................................29

ARTICLE VI    ADDITIONAL AGREEMENTS..............................................................................31

         Section 6.1  Company Shareholder Approval; Proxy Statement..............................................31
         Section 6.2  Fees and Expenses..........................................................................32
         Section 6.3  Reasonable Efforts.........................................................................33
         Section 6.4  Public Announcements; Certain Notices......................................................33
         Section 6.5  Indemnification; Directors and Officers Insurance..........................................33
         Section 6.7  Rights Agreement...........................................................................34
         Section 6.8.  Subsequent Filings........................................................................34
         Section 6.9.  Severance Plan............................................................................35
         Section 6.10  Financing Related Efforts.................................................................35

ARTICLE VII   CONDITIONS PRECEDENT...............................................................................35

         Section 7.1  Conditions to Each Party's Obligation to Effect the Merger.................................35

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER..................................................................36

         Section 8.1  Termination................................................................................36
         Section 8.2.  Effect of Termination.....................................................................38
         Section 8.3  Amendment..................................................................................39
         Section 8.4  Waiver.....................................................................................39

ARTICLE IX    GENERAL PROVISIONS.................................................................................39

         Section 9.1  Non-Survival of Representations and Warranties.............................................39
         Section 9.2  Notices....................................................................................39
         Section 9.3  Interpretation.............................................................................40
         Section 9.4  Counterparts...............................................................................40

                                      (ii)

                                                                                                              Page
                                                                                                              ----

         Section 9.5  Entire Agreement; No Third-Party Beneficiaries.............................................41
         Section 9.6  Governing Law..............................................................................41
         Section 9.7  Assignment.................................................................................41
         Section 9.8  Severability...............................................................................41
         Section 9.9  Enforcement of this Agreement..............................................................41
         Section 9.10  Incorporation of Exhibits.................................................................41
         Section 9.11  Certain Definitions.......................................................................41
         Section 9.12  Additional Definitions....................................................................42

Annex A - Conditions to Offer

                                     (iii)

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

          AGREEMENT AND PLAN OF MERGER, dated as of March 29, 2000 (this "Agreement"), among Pine Holdings, Inc., a Virginia corporation ("Parent"), Pine Acquisition Corp., a Virginia corporation ("Acquiror"), and Pulaski Furniture Corporation, a Virginia corporation (the "Company") (Acquiror and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:
                              --------------------

          WHEREAS, the respective Boards of Directors of Parent, Acquiror and the Company have approved the acquisition of the Company by Parent pursuant to a tender offer (the "Offer") by Acquiror for all of the outstanding shares of Common Stock (the "Common Stock"), together with the associated Rights (as defined below) (the shares of Common Stock and associated Rights are referred to herein as "Shares"), of the Company at a price of $22.50 per Share (such price or any higher price per Share as may be paid to any holder of Shares in the Offer being referred to herein as the "Offer Price"), net to the seller in cash, followed by a merger (the "Merger") of Acquiror with and into the Company on the terms and subject to the conditions set forth herein;

          WHEREAS, the Board of Directors of the Company has unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining that the Offer and the Merger are fair to and in the best interests of the holders of Shares and unanimously recommending that the Company's shareholders accept the Offer and approve and adopt this Agreement and approve the Merger and the other transactions contemplated hereby;

          WHEREAS, certain members of the Company's management (namely, Messrs. Chrisley, Crawford, Jack Dawson, Jim Dawson, Hoffman, Kelly, Purcell, Stout, Wampler and Winters) (collectively the "Management Shareholders") are simultaneously entering into a stock voting and non-tender agreement with Parent (the "Voting Agreement") pursuant to which the Management Shareholders have agreed, among other things, with respect to certain questions that may be put to shareholders of the Company for a vote, to vote shares of Common Stock now owned or hereafter acquired by such Management Shareholders, in each case, in accordance with the terms and conditions of the Voting Agreement and not to tender such Shares in the Offer;

          WHEREAS, in connection with the Merger, each issued and outstanding Share not owned directly or indirectly by Parent, Acquiror or the Company or any Management Shareholder will be converted into the right to receive the per Share consideration paid pursuant to the Offer; and

          WHEREAS, in connection with the Merger, each issued and outstanding Share owned by the Management Shareholders will be converted into the right to receive shares of common stock of Parent and subordinated notes of Parent.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE OFFER
                                   ---------


          Section 1.1  The Offer.  (a)  Provided that this Agreement shall not
                       ---------
have been terminated in accordance with Article VIII and so long as none of the events set forth in Annex A (the "Tender Offer Conditions") shall have occurred and no fact, occurrence or circumstance shall exist which would result in a failure to satisfy any of the Tender Offer Conditions, subject to the provisions of this Agreement, as promptly as reasonably practicable, but in no event later than seven (7) Business Days following the first public announcement of the terms of this Agreement, Acquiror shall commence, within the meaning of Rule 14d-2 under the Exchange Act (as hereinafter defined), the Offer at the Offer Price. The initial expiration date of the Offer shall be the twentieth Business Day following the date the Offer is commenced within the meaning of Rule 14d-2 under the Exchange Act (the "Initial Expiration Date"). The obligation of Acquiror to commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject to the conditions set forth in Annex A, any of which, other than the Minimum Condition (as defined in Annex A), may be waived by Parent or Acquiror in their sole discretion. Parent and Acquiror expressly reserve the right to modify the terms of the Offer; provided
                                                                       --------
that, without the prior written consent of the Company, neither Parent nor Acquiror shall (i) waive the Minimum Condition, (ii) reduce the number of Shares subject to the Offer, (iii) reduce the price per Share to be paid pursuant to the Offer, (iv) change the form of consideration payable in the Offer, (v) amend any term or add any condition of the Offer (including the conditions set forth on Annex A), in each case, in any manner that would adversely affect the shareholders of the Company in any material respect or (vi) extend the Initial Expiration Date, except as required by law and except that Parent and the Acquiror shall have the right, in their sole discretion, (A) to extend the expiration date of the Offer for up to ten (10) Business Days after the Initial Expiration Date if as of that date there shall not have been tendered a number of Shares that, when added to the number of Shares subject to the Voting Agreement, constitute at least ninety percent (90%) of the outstanding shares of Common Stock on a fully-diluted basis, (B) to elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act or (C) to extend the expiration date of the Offer from time to time for successive periods of up to 20 Business Days each, but in no event later than the four month anniversary of the date of this Agreement, if the conditions set forth in Annex A have not been met. If on any scheduled expiration date of the Offer, the Offer would have expired without any Shares being purchased because the conditions set forth in Annex A have not been met, Parent and Acquiror shall, at the request of the Company (subject always to the terms and conditions of this Agreement, including Article VIII), extend the expiration date of the Offer from time to time for successive periods of up to 20 Business Days each (but in no event later than the four-month anniversary of the date of this Agreement) unless Parent reasonably believes at such time that such conditions are not capable of being satisfied. Subject to the terms and conditions of the Offer set forth in Annex A, Acquiror shall pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon after the expiration of the Offer as it is legally permitted to do so under applicable law.

          (b) On the date of commencement of the Offer, Parent and Acquiror shall file with the Securities and Exchange Commission (the "SEC") and cause to be disseminated to holders of the Shares a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain (included as an Exhibit) or incorporate by reference an offer to purchase and a related letter of transmittal, a summary advertisement and a Rule 13e-3 Transaction Statement on
Schedule 13E-3 (collectively, together with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents prior to the filing thereof with the SEC. Each of Parent, Acquiror and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Acquiror further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and Acquiror agree to provide the Company and its counsel in writing with copies of any written comments Parent, Acquiror or their counsel may receive from the SEC or its staff with respect to the Offer Documents.

          Section 1.2  Company Actions.  (a)  The Company hereby represents that
                       ---------------
the Board of Directors of the Company, by unanimous vote, has (i) duly adopted resolutions approving this Agreement, the Offer and the Merger, determined that the Offer and Merger are fair to, and in the best interests of, the Company's shareholders (other than the Management Shareholders) and recommending that the Company's shareholders accept the Offer and approve and adopt this Agreement and approve the Merger and the other transactions contemplated hereby and (ii) taken all other action necessary to render (x) Sections 13.1-725 through 13.1-727.1 and 13.1-728.1 through 13.1-728.9 of the Virginia Stock Corporation Act (the "Virginia Code") and (y) the Amended and Restated Rights Agreement dated as of December 15, 1997 between the Company and First Union National Bank (as amended to date, the "Rights Agreement") inapplicable to the Offer and the Merger and the transactions contemplated hereby (including, without limitation, the Voting Agreement). The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company's Board of Directors described above. The Company has been advised that each of its directors and executive officers other than the Management Shareholders intends to tender pursuant to the Offer all Shares owned of record and beneficially by such director and executive officer.

          (b) On the date the Offer Documents are filed with the SEC and the Offer is commenced, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9"), and shall disseminate the Schedule 14D-9 to the shareholders of the Company as required by Rule 14d-9 under the Securities Exchange Act of 1934 as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"). The Schedule 14D-9 shall contain the recommendation described in paragraph (a) of this Section 1.2.

Parent and Acquiror and their counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. Each of the Company, Parent and Acquiror agrees promptly to correct any information provided by it for use in the Schedule 14D-9 or the Proxy Statement (as defined below) if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 and Proxy Statement as so corrected to be filed with the SEC and disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Parent and Acquiror and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 or Proxy Statement promptly after the receipt of such comments.

          (c) In connection with the Offer, the Company shall cause its transfer agent to furnish Parent and Acquiror with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons or entities becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company's possession or control regarding the beneficial owners of Shares, and shall furnish to Parent and Acquiror such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent or Acquiror may reasonably request in communicating the Offer to the record and beneficial owners of the Shares. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Acquiror and each of their affiliates, agents or representatives shall hold in confidence the information contained in any of such labels, lists and files, will use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, will promptly deliver to the Company all copies of such information then in their possession.

          Section 1.3  Composition of the Board of Directors.  Promptly upon the
                       -------------------------------------
acceptance for payment of, and payment by Acquiror for, Shares equal to at least a majority of the outstanding shares of Common Stock, Acquiror shall be entitled to designate up to such number of directors on the Board of Directors of the Company, rounded up to the next whole number, as will give Acquiror, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock directly or indirectly beneficially owned by Acquiror and Parent and the denominator of which shall be the number of shares of Common Stock then outstanding. Subject to applicable law, the Company shall take all action requested by Parent which is reasonably necessary to effect any such election, including mailing to its shareholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 so long as Parent shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Parent's designees. Parent and Acquiror shall be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1. In furtherance thereof, the Company shall increase the size of the Board of Directors of the Company (subject to the limitations set forth in the Company's Articles of Incorporation or the Company's Bylaws or imposed by applicable law), or use its reasonable best efforts to secure the resignation of directors, or both, as is reasonably necessary to permit Acquiror's designees to be elected to the Board of Directors of the Company.

                                   ARTICLE II

                                   THE MERGER
                                   ----------


          Section 2.1  The Merger.  On the terms and subject to the conditions
                       ----------
hereof, and in accordance with the Virginia Code, Acquiror shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Acquiror shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation"), and shall continue to be governed by the laws of the Commonwealth of Virginia with all its rights, privileges, immunities, powers and franchises and shall continue unaffected by the Merger except as set forth in this Article II or provided by the Virginia Code.

          Section 2.2  Effective Time.  As soon as practicable after the
                       --------------
satisfaction or waiver of the conditions to the Merger set forth herein, Acquiror and the Company shall file articles of merger (the "Articles of Merger") with the State Corporation Commission of the Commonwealth of Virginia (the "Corporation Commission"). The "Effective Time" shall be the date and time that the Certificate of Merger is issued by the Corporation Commission in respect of the Merger (unless otherwise agreed upon by the parties and specified in the Articles of Merger, in which case, subject to Section 13.1-606 of the Virginia Code, the Effective Time shall be the date and time so specified).

          Section 2.3  Effects of the Merger.  The Merger shall have the effects
                       ---------------------
set forth in Section 13.1-721 of the Virginia Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property, rights, privileges, powers and franchises of the Company and Acquiror shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquiror shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 2.4  Articles of Incorporation and Bylaws; Directors and
                       ---------------------------------------------------
Officers.  (a) The parties shall take all steps necessary to ensure that the
--------
Articles of Incorporation of Acquiror, as in effect immediately prior to the Effective Time, shall be amended to change the name of Acquiror to "Pulaski Furniture Corporation" and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or applicable law. The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or in the Articles of Incorporation and applicable law.

          (b) The directors of Acquiror immediately prior to the Effective Time shall become the directors of the Surviving Corporation as of the Effective Time. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.

          Section 2.5  Conversion of Securities.  As of the Effective Time, by
                       ------------------------
virtue of the Merger and without any action on the part of any shareholder of the Company:

          (a) All Shares that are held by any wholly owned Subsidiary (as hereinafter defined) of the Company and any Shares owned by Parent or Acquiror or any of their Subsidiaries shall be canceled and no consideration shall be delivered in exchange therefor.

          (b) Each Share owned by a Management Shareholder shall be exchanged as of the Effective Time for 5.625 shares of common stock of Parent and $11.25 in principal amount of subordinated notes of Parent. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate or certificates representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the consideration specified in the preceding sentence.

          (c) Each Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.5(a) or converted in accordance with Section 2.5(b)) shall be converted as of the Effective Time into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price (the "Merger Consideration"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate or certificates (the "Certificates") representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

          (d) Each issued and outstanding share of the capital stock of Acquiror shall be converted into and become as of the Effective Time one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          Section 2.6  Exchange of Certificates.  (a) Paying Agent.  Parent and
                       ------------------------       ------------
Acquiror shall authorize a commercial bank or trust company to act as paying agent hereunder (the "Paying Agent") for the payment of the Merger Consideration upon surrender of Certificates.

          (b)  Acquiror to Provide Funds.  Acquiror shall deposit or cause to be
               -------------------------
deposited in trust with the Paying Agent simultaneously with or prior to the Effective Time cash in an amount necessary to pay for all of the Shares pursuant to Section 2.5(c) or 2.8. Such amount shall hereinafter be referred to as the "Exchange Fund."

          The Exchange Fund shall be invested by the Paying Agent as directed by Parent or Acquiror in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Ratings Group or certificates of deposit, bank repurchase agreements or bankers' acceptances of a commercial bank having at least $100,000,000 in assets (collectively "Permitted Investments") or in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 2.5(c) and
2.8 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose except as otherwise agreed to by the Company and Acquiror.

          If the amount of cash in the Exchange Fund is insufficient to pay all of the amounts required to be paid pursuant to Sections 2.5(c) and 2.8, Acquiror from time to time after the Effective Time shall take all steps necessary to enable and cause the Surviving Corporation to deposit in trust additional cash with the Paying Agent sufficient to make all such payments.

          (c)  Exchange Procedures.  As soon as practicable after the Effective
               -------------------
Time, the Paying Agent shall mail to each holder of record of a Certificate, other than Parent, Acquiror and any Subsidiary of the Parent or Acquiror, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent or Acquiror may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the cash payable upon the surrender of any Certificate. If payment is to be made to a person or entity other than the person or entity in whose name the Certificate so surrendered is registered, it shall be a condition of payment that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person or entity requesting such payment shall pay any transfer or other taxes required by reason of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.6, each Certificate (other than Certificates representing any Shares owned by Parent, Acquiror, any of their Subsidiaries or any Management Shareholder) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5. Notwithstanding the foregoing, none of the Paying Agent, Parent, the Surviving Corporation or any party hereto shall be liable to a former shareholder of the Company for any cash or interest delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for six months after the Effective Time shall be delivered to the Surviving Corporation (including, without limitation, all interest and other income received by the Paying Agent in respect of all such funds). Thereafter, persons or entities who prior to the Merger held Shares shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them, without interest.

          (d)  Lost, Stolen or Destroyed Certificates.  If any Certificate shall
               --------------------------------------
have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II; provided, that the Person to whom
                                               --------
the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

          Section 2.7  Closing of Books.  At the Effective Time, the stock
                       ----------------
transfer books of the Company shall be closed and no transfer of Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and converted as provided in this Article II.

          Section 2.8 Stock Options.  (a) The Company shall (i) terminate the
                      -------------
Pulaski Furniture Corporation 1991 Stock Incentive Plan (the "Stock Option Plan"), the Stock Purchase Plan (as hereinafter defined), and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries (collectively "Stock Incentive Plans"), immediately prior to the Effective Time,
(ii) grant no additional Stock Options (as hereinafter defined), restricted stock awards, stock appreciation rights or other interests in respect of any Shares under the Stock Incentive Plans and (iii) amend, immediately prior to the Effective Time, the provisions of any other Employee Benefit Plan (as hereinafter defined), program, arrangement or agreement providing for the issuance, transfer or grant of any Shares, or any interest in respect of any Shares, to provide no continuing rights to acquire, hold, transfer, or grant any Shares or any interest in any Shares.

          (b) Immediately prior to the Effective Time, the Company shall have taken all necessary actions, including obtaining any required consents, such that all outstanding employee stock options, whether or not then fully exercisable or vested, to purchase Shares (a "Stock Option") and all outstanding stock appreciation rights, heretofore granted under the Stock Incentive Plans whether or not then fully exercisable or vested, shall become fully exercisable and vested, and the Stock Options and stock appreciation rights shall be canceled by the Company, and the holders thereof shall receive a cash payment (the "Cash Payment") from the Company in an amount (if any), equal to the product of (i) and (ii), where (i) is the number of

Shares subject to such Stock Option or, in the case of a stock appreciation right, the number of Shares to which such stock appreciation right relates, and
(ii) is the difference (if positive) between the Merger Consideration and the exercise price per Share covered by the Stock Option or the stock appreciation right. Prior to the Effective Time, the Company shall have taken all actions necessary, including obtaining all required consents, such that all amounts, if any, deducted by the Company prior to the Effective Time from the payroll of a participant under the Stock Purchase Plan shall be paid to such participant immediately prior to the Effective Time. Further, all company contributions, if any, attributable to such amounts and accrued under the Stock Purchase Plan shall also be paid to such participant immediately prior to the Effective Time.

          (c) Immediately prior to the Effective Time, the Company shall have taken all necessary actions, including obtaining all required consents, such that each restricted stock award under the Stock Incentive Plans (an "Award") shall become fully and immediately vested and transferable and the restrictions thereon shall lapse. At the Effective Time, each holder of an Award shall be paid in full satisfaction of such Award a cash payment in an amount in respect thereof equal to the product of (i) and (ii), where (i) is the Merger Consideration and (ii) is the number of Shares subject to such Award. The number of Shares of restricted stock of the Company to be awarded to certain officers and employees of the Company pursuant to stock incentive award agreements for fiscal year 2000, each dated as of December 15, 2000, shall, for each such officer or employee, be equal to the product of (i) and (ii), where
(i) is the number of shares of restricted stock of the Company that would be awarded under each such stock incentive award agreement, assuming the Company has achieved the $3.03 EPS goal set forth in such award and (ii) is a fraction where the numerator is the actual number of days such participant is employed by the Company prior to the Effective Time during the Company's fiscal year ending in 2000 and the denominator is 365, and all restrictions on such restricted stock shall lapse immediately prior to the Effective Time.

          (d) The Company shall deliver to Acquiror within five business days of the date hereof a true and complete list of Stock Options and stock appreciation rights under the Stock Incentive Plans which are outstanding as of the date hereof, together with detailed calculations of the Cash Payments relating to such Stock Options and stock appreciation rights had the Effective Time occurred on the date of delivery thereof. The Company shall update such list and such calculations as of, and deliver such update to Acquiror on, the date that is two business days prior to the Effective Time, such updated list and calculations made as if the Effective Time would occur on such date.

          (e) The Company shall ensure that neither it nor any of its Subsidiaries is or will be bound by any Stock Options, stock appreciation rights, other options, warrants rights or agreements which would entitle any person or entity, other than Acquiror or its Subsidiaries, to own any Shares or to receive any payment in respect thereof. Notwithstanding the foregoing, Acquiror and any employee of the Company may agree in writing that all or a portion of the Stock Options held by such employee will, in lieu of being canceled in consideration for the Cash Payment pursuant to this Section 2.8, be converted into options to acquire shares of Parent common stock or other securities of Parent. In such event, the Company shall not make the Cash Payment in respect of any such converted Stock Options.

          Section 2.9  Further Assurances.  If at any time after the Effective
                       ------------------
Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporations, all such other acts and things necessary, desirable or proper, consistent with the terms of this Agreement (as in effect immediately prior to the acceptance of Shares in the Offer, or as thereafter amended in accordance with Section 8.3), to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

          Section 2.10  Withholding Rights.  The Paying Agent, Parent and the
                        ------------------
Company shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Stock Options or stock appreciation rights, restricted stock or other interests in respect of shares, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code (as defined below), or any provision of applicable state, local or foreign Tax (as defined below) law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

          Section 2.11  Closing.  The closing of the transactions contemplated
                        -------
by this Agreement (the "Closing") shall take place at the offices of White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, at 10:00 a.m., local time, on the second business day after the day on which the last of the conditions set forth in Article VII hereof shall have been fulfilled or waived or at such other time and place as Acquiror and the Company shall agree.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                ---------------------------------------------

          The Company represents and warrants to Parent and Acquiror as follows:

          Section 3.1   Organization, Standing and Power.  The Company and each
                        --------------------------------
of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered to Parent and Acquiror complete and correct copies of the Restated Articles of Incorporation and By-Laws of the Company and the comparable governing documents of each of its Subsidiaries, in each case as amended to the date of this Agreement. Other than as set forth in Section 3.1 of the Company's disclosure letter (the "Company Disclosure Letter") delivered concurrently with the delivery of this Agreement, the respective certificates of incorporation and by-laws or other organizational documents of the Subsidiaries of the Company do not contain any provision limiting or otherwise restricting the ability of the Company to control such Subsidiaries in any material respect.

          Section 3.2  Capital Structure. As of the date hereof, the authorized
                       -----------------
capital stock of the Company consists of 10,000,000 shares of Common Stock and 1,000,000 shares of preferred stock ("Preferred Stock"). At the close of business on the date immediately preceding the date of this Agreement, (i) 2,896,425 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights, (ii) 36,525 shares of Common Stock were reserved for future issuance pursuant to the Stock Option Plan and (iii) 22,954 shares of Common Stock were reserved for future sale and issuance pursuant to the Company's 1996 Salaried Employees' Stock Purchase Plan (the "Stock Purchase Plan"). No shares of Preferred Stock are outstanding. A total of 500,000 shares of Preferred Stock designated as Series A Cumulative Preferred Stock ("Series A Preferred Stock"), in connection with the Rights Agreement, have been reserved for issuance upon exercise of the Rights to purchase Series A Preferred Stock ("Rights") pursuant to the Rights Agreement. As of the date of this Agreement, except as set forth above, no shares of capital stock or other voting securities of the Company were authorized, issued, reserved for issuance or outstanding. The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the shareholders of the Company on any matter ("Voting Debt"). As of the date of this Agreement, except for not more than 15,000 outstanding Stock Options and not more than 172,725 shares of restricted stock all of which were awarded under the Stock Option Plan, and except for options to purchase approximately $411,000 of shares of Common Stock that will be accrued as of May 14, 2000 under the Stock Purchase Plan, there are no outstanding or authorized options, warrants, calls, rights or subscriptions, claims of any character, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, to which the Company is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or Voting Debt of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement (each an "Issuance Obligation"). Except as contemplated by this Agreement or the Rights Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock of the Company or any of its Subsidiaries.

          Section 3.3  Subsidiaries.  Section 3.3 of the Company Disclosure
                       ------------
Letter contains a true, accurate and correct list of all of the Subsidiaries of the Company. All of the outstanding capital stock of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly. All of the shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and no Shares of capital stock of any of the Company's Subsidiaries are reserved for issuance.
No Subsidiary of the Company has outstanding Voting Debt and no Subsidiary of the Company is bound by, obligated under, or party to an Issuance Obligation with respect to any security of the Company or any Subsidiary of the Company. Except as set forth in Section 3.3 of the Company Disclosure Letter, all of such capital stock or ownership interest is owned by the Company, directly or indirectly, free and clear of all Liens. Other than as set forth in Section 3.3 of the Company Disclosure Letter, there are no restrictions of any kind that prevent the payment of dividends by any of the Company's Subsidiaries.

          Section 3.4  Other Interests.  Except for the Company's interest in
                       ---------------
its Subsidiaries, or as set forth in Section 3.4 of the Company Disclosure Letter, neither the Company nor its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in, nor is the Company or any of its Subsidiaries subject to any obligation or requirement to provide for or to make any investment (in the form of a loan, capital contribution or otherwise) to or in, any Person.

          Section 3.5  Authority.  The Company has the corporate power and
                       ---------
authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby (other than the approval of this Agreement by the holders of more than two-thirds of the outstanding shares of Common Stock entitled to vote). This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by each other party hereto) constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights, generally, and by general equitable principles.

          Section 3.6    Non-Contravention.  Except as set forth in Section 3.6
                         -----------------
of the Company Disclosure Letter, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Restated Articles of Incorporation or Bylaws of the Company or any provision of the comparable charter or organization documents of any of its Subsidiaries,
(ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, or prevent or materially delay the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) in connection or in compliance with the provisions of the Exchange Act, (ii) the filing of the Articles of Merger with the Corporation Commission and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and approvals as may be required under the HSR Act and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states or the Nasdaq National Market.

          Section 3.7  SEC Documents and Financial Statements.  (a) Since
                       --------------------------------------
October 31, 1996, the Company has filed with the SEC all documents required to be filed under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder) (the "Securities Act"), and the Exchange Act. The Company has, prior to the date of this Agreement, made available to Parent true and complete copies of all forms, reports, registration statements and other documents filed by the Company with the SEC between October 31, 1996 and the date hereof (such documents, together with any exhibits, schedules, amendments or supplements thereto, and any information incorporated by reference therein, the "Company SEC Documents"). No Subsidiary of the Company is required to file any form, report, schedule, registration statement, proxy statement or other document with the SEC. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such filing), the Company SEC Documents complied in all material respects (and any forms, reports, registration statements and other documents, together with any exhibits, schedules, amendments or supplements thereto and any information incorporated by reference therein, filed by the Company with the SEC subsequent to the date hereof (the "Subsequent Filings") will comply in all material respects) with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents contained (and all Subsequent Filings will not contain) any untrue statement of a material fact or omitted (and all Subsequent Filings will not omit) to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules applicable to Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated

Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). The Company has made available to Parent true and correct copies of any filings or any amendments or modifications to any Company SEC documents that have not yet been filed with the SEC but that are required to be filed with the SEC in accordance with the Securities Act or the Exchange Act, as the case may be.

          (b) Except as set forth in the Company SEC Documents or Section 3.7 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since October 31, 1999 that, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          Section 3.8  Offer Documents; Schedule 14D-9.  The Schedule 14D-9 will
                       -------------------------------
comply in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Acquiror in writing expressly for inclusion in the Schedule 14D-9. The information supplied or to be supplied by the Company or its Subsidiaries expressly for inclusion or incorporation by reference in the Offer Documents, if any, together with any amendment or supplement thereto, will not at the respective times such documents are filed with the SEC and are first published, sent or given to the Company's shareholders contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information concerning Parent or Acquiror or their officers, directors and affiliates provided to the Company by Parent or Acquiror expressly for inclusion in the Offer Documents.

          Section 3.9  Absence of Certain Events.  Since October 31, 1999, the
                       -------------------------
Company and its Subsidiaries have operated their respective businesses only in the ordinary course consistent with past practices and, except as disclosed in
Section 3.9 of the Company Disclosure Letter, there has not occurred (a) any event, occurrence or conditions that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or could prevent or materially delay the consummation of the transactions contemplated hereby or (b) any action specified in Section 5.3 of this Agreement.

          Section 3.10  Title to Properties; Liens.  (a)  The Company and each
                        --------------------------
of its Subsidiaries has good, and in the case of owned real property, marketable fee, title to (A) all of its material tangible properties and assets including, without limitation, all such properties and assets reflected in the Company's consolidated balance sheet as of October 31, 1999 except as indicated in the notes thereto and except for properties and assets reflected in the Company's consolidated balance sheet as of October 31, 1999 that have been sold or otherwise disposed of in the ordinary course of business after such date, and
(B) all the material tangible properties and assets that have been purchased by the Company or any of its Subsidiaries since October 31, 1999 except for such properties and assets that have been sold or otherwise disposed of in the ordinary course of business, in each case subject to no Lien, except for (1) Liens reflected in the Company's consolidated balance sheet as of October 31, 1999 (including the notes thereto), (2) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto that do not materially detract from the value of, or materially impair the use of, such property by the Company or any of its Subsidiaries in the operation of its respective business,
(3) statutory liens or liens of landlords, carriers, warehousemen, mechanics, suppliers, materialmen or repairmen arising in the ordinary course of business or (4) Liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent (such Liens, "Permitted Liens").

          (b) Section 3.10 of the Company Disclosure Letter contains a list of all of the real property and interests in real property owned by the Company or any of its Subsidiaries and all material leases of real property to which the Company or any of its Subsidiaries is a party or by which any of them holds a leasehold interest (collectively, the "Real Property"). Except as disclosed in the Company SEC Documents, (1) each material Real Property lease to which the Company or its Subsidiary is a party is in full force and effect in accordance with its terms, (2) all rents and additional rents due to date from the Company or a Subsidiary on each such lease have been paid, (3) neither the Company nor any Subsidiary has received written notice that it is in default thereunder, and
(4) there exists no default by the Company or any Subsidiary under such lease, except to the extent that such failure to be in full force and effect, pay such rents or such defaults has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
None of the Company nor any of its Subsidiaries is obligated under or bound by any option, right of first refusal, purchase contract, or other agreement or commitment to sell or otherwise dispose of any Real Property or any other interest in any Real Property.

          Section 3.11  Litigation.  Except as disclosed in the Company SEC
                        ----------
Documents, there are no investigations, actions, suits or proceedings pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries (or any of their respective properties, rights or franchises), at law or in equity, or before or by any federal or state commission, board, bureau, agency, regulatory or administrative instrumentality or other Governmental Entity or any arbitrator or arbitration tribunal, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

          Section 3.12  Compliance with Applicable Law.  The Company and its
                        ------------------------------
Subsidiaries hold all permits, licenses, variances, exceptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and could not prevent or materially delay the consummation of the transactions contemplated hereby. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and would not prevent or materially delay the consummation of the transactions contemplated hereby. The businesses of the Company and its Subsidiaries are not in violation of any law, ordinance or regulation of any Governmental Entity except for violations or possible violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and could not prevent or materially delay the consummation of the transactions contemplated hereby. Except as set forth in Section 3.12 of the Company Disclosure Letter, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and could not prevent or materially delay the consummation of the transactions contemplated hereby.

          Section 3.13  Employee Benefit Plans.  (a) Set forth in Section 3.13
                        ----------------------
of the Company Disclosure Letter attached hereto is an accurate and complete list of all domestic and foreign (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"), (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, "voluntary employees' beneficiary associations" under Section 501(c)(9) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code"), profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured), and (iii) employment, consulting, termination, and severance contracts or agreements, in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA, that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 3.13, any predecessors to the Company or to any of its Subsidiaries and all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414 of the Code since January 1, 1993 (an "ERISA Affiliate") (collectively, "Employee Benefit Plans").

          (b)  Except as set forth in Section 3.13 of the Company Disclosure
Letter: (i) each Employee Benefit Plan is in compliance with applicable law and has been administered and operated in all respects in accordance with its terms, except to the extent that the failure to comply would not reasonably be expected to result in a material liability, (ii) each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service and, to the knowledge of the Company, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination,
(iii) no Employee Benefit Plan is a "multiemployer plan," within the meaning of
Section 4001(a)(3) of ERISA, covered by Title IV of ERISA (a "Multiemployer Plan"), (iv) neither the Company nor any ERISA Affiliate has incurred any unsatisfied withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA to any Multiemployer Plan, (v) the actuarial present value of the accumulated plan benefits (whether or not vested) under any Employee Benefit Plan covered by Title IV of ERISA determined as of the close of its most recent plan year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the fair value of the assets allocable thereto, (vi) no Employee Benefit Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee to administer any such plan, (vii) no "reportable event" (as defined in Section 4043 of ERISA) has occurred or will occur by virtue of the transactions contemplated by this Agreement with respect to any Employee Benefit Plan covered by Title IV of ERISA, (viii) no Employee Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA has incurred any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, or obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 of the Code or Section 303 or 304 of ERISA, (ix) neither the Company nor any of its Subsidiaries, nor, to the Company's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that could reasonably be expected to result in the imposition upon the Company of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code, which in any case is a material amount, (x) no Employee Benefit Plan provides for post-employment or retiree welfare benefits, except to the extent required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code and (xi) no liability, claim, action or litigation, has been made, commenced or, to the Company's knowledge, threatened with respect to any Employee Benefit Plan (other than routine claims for benefits payable in the ordinary course, and appeals of denied such claims).

          (c) Except as set forth in Section 3.13 of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), "parachute payment" (as such term is defined in
Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company or any of its subsidiaries. Except as set forth in Section 3.13 of the Company Disclosure Letter, no Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

          (d) The Company has delivered or caused to be delivered to Parent true and correct copies of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS") for each applicable Employee Benefit Plan, (ii) the Employee Benefit Plan document or documents, (iii) each trust agreement relating to each Employee Benefit Plan, (iv) the most recent summary plan description for each Employee Benefit Plan for which a summary plan description is required, (v) the most recent actuarial report or valuation, if any, relating to an

Employee Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination, if any, issued by the IRS with respect to any Employee Benefit Plan intended to be qualified under Section 401(a) of the Code.

          Section 3.14  Employment Relations and Agreement.  (a) Except as would
                        ----------------------------------
not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and could not prevent or materially delay the consummation of the transactions contemplated hereby, (i) each of the Company and its Subsidiaries is in compliance in all material respects with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice, (ii) to the knowledge of the Company, no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board, (iii) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries,
(iv) no arbitration proceeding arising out of or under any collective bargaining agreement is pending, (v) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries, (vi) there has been no "mass layoff" or "plant closing" by the Company or any of its Subsidiaries as defined in the Federal Workers Adjustment Retraining And Notification Act ("WARN") or any state law equivalent, or any other mass layoff or plant closing that would trigger notice pursuant to WARN or any state law equivalent, within
(90) days prior to the Effective Time and (vii) there is no union organizing effort pending, or to the Company's knowledge, threatened with respect to the employees of the Company or its Subsidiaries.

          (b) Except for employment agreements and similar agreements, true and complete executed copies of which, as amended, have been delivered to Parent, and as set forth in the Company SEC Documents or Section 3.14(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any written, or, to the knowledge of the Company, any oral, collective bargaining, employment, benefit or severance agreement with any other Person. The executed copies of the employment agreements and similar agreements previously delivered to Parent have not since been amended, modified or rescinded except to the extent disclosed in writing to Acquiror.

          Section 3.15  Contracts.  Except as set forth in Section 3.15 of the
                        ---------
Company Disclosure Letter and except as included as an exhibit to the Company's Annual Report on Form 10-K for the year ended October 31, 1999 (the items set forth in such Section 3.15 and/or filed as such exhibits are referred to as the "Material Contracts"), neither the Company nor any of its Subsidiaries is a party to or is otherwise bound by:

          (i) any agreement, contract or commitment that involves the supply of goods or products or the provision of services by it in an amount or for payments (as measured by the revenue derived therefrom during fiscal year 1999) in excess of $150,000 annually, unless terminable by the Company on not more than 30 days' notice,

          (ii) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock,

          (iii) any agreement, contract or commitment to be performed relating to capital expenditures in excess of $250,000 in any calendar year, or in the aggregate require expenditures in excess of $300,000,

          (iv) any loan agreement, credit agreement, note, bond, mortgage or other agreement, indenture or instrument relating to indebtedness for borrowed money, the deferred purchase price of property, conditional sale arrangements, capital lease obligations, obligations secured by a Lien, or interest rate or currency hedging activities ("indebtedness") (excluding trade payables in the ordinary course of business, intercompany indebtedness and leases for telephones, copy machines, facsimile machines and other office equipment),

          (v) any loan or advance to, or investment in (other than investments in Subsidiaries), any Person, or any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits (except for bonus arrangements with employees entered into in the ordinary course of business consistent with past practice),

          (vi) any guarantee or other contingent liability in respect of any indebtedness (as defined in paragraph (iv) above) of any Person (other than with respect to any indebtedness or obligation of the Company or any Subsidiary),

          (vii) any management service, consulting or any other similar type of contract, involving payments of more than $100,000 annually, unless terminable by the Company on not more than 30 days' notice, or

          (viii) any agreement, contract or commitment limiting the ability of the Company or any of its Subsidiaries to engage in any line of business or to compete with any Person.

          Except as otherwise set forth in Section 3.15 of the Company Disclosure Letter, each Material Contract is in full force and effect, is a valid and binding obligation of the Company or the Subsidiary party thereto and, to the knowledge of the Company, each other party thereto. Except as otherwise set forth in Section 3.15 of the Company Disclosure Letter, (A) there exists no default or event of default or event, occurrence, condition or act (including the consummation of the Merger) on the part of the Company or any Subsidiary that, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default under any Material Contract, except for such defaults or events of default which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and (B) no approval or consent of, or notice to, any Person is needed in order that each Material Contract or agreement shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of the consummation of the transactions contemplated by this Agreement.

          Section 3.16  Rights Agreement.  The Company and the Board of
                        ----------------
Directors of the Company have taken all necessary action to amend the Rights Agreement (subject only to the execution of such amendment by the Rights Agent, which execution the Company shall cause to take place prior to the commencement of the Offer) to (a) render the Rights Agreement inapplicable with respect to the Offer, the Merger and the other transactions contemplated by this Agreement and the Voting Agreement and (b) ensure that (i) none of the Parent, Acquiror or any of their affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and
(ii) the provisions of the Rights Agreement, including the occurrence of a Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the announcement or consummation of the Offer, the Merger or the consummation of any of the other transactions contemplated by this Agreement and the Voting Agreement. The Company has delivered to Acquiror a complete and correct copy of the Rights Agreement as amended and supplemented to the date of this Agreement.

          Section 3.17  State Takeover Statutes; Charter and By-Law Provisions.
                        ------------------------------------------------------
The Board of Directors of the Company has, to the extent such statute is applicable, taken all action necessary to exempt Parent, Acquiror, their affiliates, the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from Sections 13.1-725 through 13.1-727.1 and 13.1-728.1 through 13.1-728.9 of the Virginia Code. No other state takeover statutes and no charter or bylaw provisions are applicable to the Merger, this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby.

          Section 3.18  Taxes.  (a)  Tax Returns.  Except as set forth in
                        -----        -----------
Section 3.18 of the Company Disclosure Letter, the Company and each Subsidiary has timely filed or will timely file with the appropriate taxing authorities all material returns, statements, forms and reports for Taxes (as hereinafter defined) ("Returns") that are required to have been filed by, or with respect to, the Company and each Subsidiary on or before the consummation of the Offer. The Returns accurately reflect all liability for material Taxes of the Company and each Subsidiary for the periods covered thereby.

          (b)  Payment of Taxes.  Except as set forth in Section 3.18 of the
               ----------------
Company Disclosure Letter, all material Taxes of the Company and each Subsidiary for all taxable years or periods that end on or before the consummation of the Offer and with respect to any taxable year or period beginning before or ending after the consummation of the Offer, the portion of such taxable year or period ending on and including the consummation of the Offer, have been or (for the portion of any such period after the date hereof) will be timely paid in full or accrued and fully provided for as of the consummation of the Offer. The Company and each Subsidiary has withheld or collected all material Taxes they were required to withhold and collect, and have timely paid to the proper authorities such Taxes withheld or collected to the extent due and payable.

          (c) "Tax". For purposes of this Agreement, "Tax" (and, with
              -----
correlative meaning, "Taxes" and "Taxable") means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to any of the foregoing and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person.

          (d) Other Tax Matters. Except as set forth in Section 3.18 of the
              -----------------
 Company Disclosure Letter:

          (i) neither the Company nor any of its Subsidiaries has been the subject of an audit or other examination of Taxes for any taxable period after December 31, 1994 by the tax authorities of any nation, state or locality nor has the Company or any of its Subsidiaries received any written notices from any taxing authority relating to any issue which could reasonably be expected to affect materially the Tax liability of the Company or any of its Subsidiaries after the date thereof.

          (ii) Neither the Company nor any of its Subsidiaries, as of the Effective Time, (A) has entered into an outstanding agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes of the Company or any of its Subsidiaries, (B) is presently contesting the Tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency or (C) has applied for and/or received a ruling or determination from a taxing authority regarding a past or prospective transaction of the Company or any of its Subsidiaries which could affect the Tax liability of the Company or any of its Subsidiaries after the date hereof.

          (iii) Neither the Company nor any of its Subsidiaries has been included in any "consolidated," "unitary" or "combined" Return of any other Person provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to material Taxes for any taxable period for which the statute of limitations has not expired.

          (iv) No claim has ever been made by any taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file material Returns that the Company or any of its subsidiaries is or may be subject to taxation by that jurisdiction;

          (v) There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any predecessor or affiliate thereof and any other Person under which the Company or any of its Subsidiaries could be liable for any material Taxes of any other Person.

          (vi) Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account after the date hereof any material adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

          (vii) No election under Section 341(f) of the Code has been made or shall be made prior to the Effective Time to treat the Company or any of its subsidiaries as a consenting corporation, as defined in Section 341 of the Code.

          (viii) No material amount of indebtedness of the Company or any of its Subsidiaries consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

          (ix) The Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

          (x) The Company has delivered to Acquiror correct and complete copies of all United States federal, state and all foreign income Tax Returns (to the extent filed as of the date hereof or, if not filed, correct and complete copies of extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by the Company and any of its Subsidiaries, or any other similar correspondence from a taxing authority, relating to taxable years 1997, 1998 and 1999.

          Section 3.19  Intellectual Properties.  (a) The Company exclusively
                        -----------------------
owns, without restrictions, or is licensed to use, the worldwide rights to all patents, trademarks, trade names, service marks, copyrights together with any registrations and applications therefor, Internet domain names, net lists, schematics, inventories, technology, trade secrets, proprietary information, know-how, computer software programs or applications including, without limitation, all object and source codes and tangible or intangible proprietary information or material that are used in the business of the Company and any of its Subsidiaries as currently conducted (the "Company Intellectual Property") except where the failure to so own or license would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect on the Company. Section 3.19 of the Company Disclosure Letter sets forth: (i) all material patents, trademarks, trade names, service marks, registered copyrights, and any applications therefor in any nation included in the Company Intellectual Property; and (ii) all material licenses and other agreements to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Company Intellectual Property and includes the identities of the parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. Neither the Company nor any of its Subsidiaries is, or as a result of the execution, delivery or performance of the Company's obligations hereunder will be, in violation of, or lose any rights pursuant to, any license or agreement set forth in Section 3.19 of the Company Disclosure Letter, except as would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) No claims have been asserted or, to the knowledge of the Company, are threatened by any person or entity (i) to the effect that the manufacture, sale, use, offer for sale, reproduction, distribution or modification, of any product or process by the Company or any of its Subsidiaries infringes any copyright, trade secret, trademark, patent or other intellectual property right of any person or entity, (ii) that, if sustained, would preclude the use by the Company or any of its Subsidiaries of any Company Intellectual Property, or
(iii) challenging the ownership, validity or enforceability of any of the Company Intellectual Property, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All granted and issued patents and all registered trademarks and service marks set forth in Section 3.19 of the Company Disclosure Letter and all copyrights held by the Company or any of its Subsidiaries are valid, enforceable and subsisting, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. To the Company's knowledge, there has not been and there is not any unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any person or entity, including, without limitation, any employee or former employee.

          Section 3.20  Environmental Laws and Regulations.  Except as disclosed
                        ----------------------------------
in the Company SEC Documents or in Section 3.20 of the Company Disclosure Letter and as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (a) Hazardous Materials (as hereinafter defined) have not at any time been generated, used, treated or stored on, or transported to or from or released or disposed of on any Company Property (as hereinafter defined) or, to the knowledge of the Company, any property adjoining or adjacent to any Company Property, except in material compliance with Environmental Laws (as hereinafter defined) and so as not to result in or reasonably be the basis for a material Environmental Claim (as hereinafter defined), (b) the Company and each of its Subsidiaries are in compliance in all material respects with all Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (c) there are no past, pending or, to the knowledge of the Company, threatened Environmental Claims against the Company or any of its Subsidiaries or any Company Property, (d) there are no facts or circumstances, conditions or occurrences regarding any Company Property or, to the knowledge of the Company, any property adjoining or adjacent to any Company Property that could reasonably be anticipated (A) to form the basis of an Environmental Claim against the Company or any of its subsidiaries or any Company Property or (B) to cause such Company Property to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, (e) there are not now and to the knowledge of the Company never have been any underground storage tanks located on any Company Property and (f) no Company Property is listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq. or state equivalent lists and laws.
                                -- ---

          For purposes of this Agreement, the following terms shall have the following meanings: (A) "Company Property" means any real property and improvements at any time owned, leased, used, operated or occupied by the Company or any of its Subsidiaries; (B) "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority; (C) "Environmental Law" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the date hereof and the Effective Time, and any judicial or legally binding administrative interpretation thereof as of the date hereof and the Effective Time, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. (S)9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C.
-- ----
(S)6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C.
        -- ----
(S)1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. (S)2601 et seq.;
        -- ----                                                      -- ----
the Clean Air Act, 42 U.S.C. (S)7401 et seq.; the Safe Drinking Water Act, 42
                                     -- ----
U.S.C. (S)3808 et seq.; the Occupational Safety and Health Act, 29 U.S.C.
               -- ----
(S)(S) 651 - 678 (1999); and the Oil Pollution Act, 33 U.S.C. (S)(S) 2701 - 2706
(1999); and (D) "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (for purposes of this subclause (D), "Claims") or any permit issued under any such Environmental Law, including, without limitation (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          Section 3.21  Voting Requirements.  The affirmative vote of the
                        -------------------
holders of more than two-thirds of the outstanding shares of Common Stock (voting as one class, with each share having one vote) is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger.

          Section 3.22  Brokers.  Except for the fees and expenses of Scott &
                        -------
Stringfellow, which will be paid by the Company, no agent, broker, Person or firm acting on behalf of the Company or its Board of Directors is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person, controlling, controlled by or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby. The Company has delivered to Parent an accurate description of the material terms of the Company's engagement letter with Scott & Stringfellow as in effect on the date hereof, including an estimate of fees and expenses payable to Scott & Stringfellow.

          Section 3.23  Fairness Opinion.  The Company's Board of Directors has
                        ----------------
received the written opinion of Scott & Stringfellow that the proposed consideration to be received by the holders of Shares (other than the Management Shareholders) pursuant to the Offer and the Merger is fair to such holders from a financial point of view. A complete and correct signed copy of such opinion has been delivered to Parent. The Company has been authorized by Scott & Stringfellow to permit the inclusion of such fairness opinion (or a reference thereto) in the Offer Documents and in the Schedule 14D-9.

                                  ARTICLE IV

                       REPRESENTATIONS AND WARRANTIES OF
                       ---------------------------------
                            PARENT AND ACQUIROR
                            -------------------

          Each of Parent and Acquiror represents and warrants to the Company as follows:

          Section 4.1  Organization, Standing and Power; Capitalization of
                       ---------------------------------------------------
Parent and Acquiror.  Each of Parent and Acquiror is a corporation duly
-------------------
organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

          Section 4.2  Authority.  Each of Parent and Acquiror has all
                       ---------
requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Acquiror and the consummation by Parent and Acquiror of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Acquiror and by Parent as sole shareholder of Acquiror and no other corporate action on the part of Parent or Acquiror is necessary to authorize the execution, delivery and performance of this Agreement by Parent or Acquiror. This Agreement has been duly executed and delivered by Parent and Acquiror and (assuming the valid authorization, execution and delivery of this Agreement by the other parties thereto) constitutes a valid and binding obligation of Parent and Acquiror enforceable against Parent and Acquiror in accordance with its terms, except that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditor's rights generally and by general equitable principles.

          Section 4.3  Non-Contravention.  The execution and delivery of this
                       -----------------
Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of Liens (as hereinafter defined) upon any of the properties or assets of Parent or Acquiror under, any provision of (i) the Articles of Incorporation or Bylaws of Parent or Acquiror, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Acquiror or any of their properties or assets or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Acquiror or any of their properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect (as hereinafter defined) on Parent or Acquiror or prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. No filing or registration with, or authorization, consent or approval of, any domestic (federal, state or local), foreign or supranational court, commission, governmental body, regulatory or administrative agency, authority or tribunal (a "Governmental

Entity") is required to be made or obtained by Parent or Acquiror in connection with the execution and delivery of this Agreement by Parent or Acquiror or the consummation by Acquiror or Parent of the transactions contemplated hereby, except for (i) in connection or in compliance with the Exchange Act, (ii) the filing of the Articles of Merger with the Corporation Commission and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such filings and approvals as may be required under the Hart-Scott-Rodino Improvements Act of 1976, as amended (the "HSR Act"), (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states or the Nasdaq National Market, and (v) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Acquiror.

          Section 4.4  Offer Documents; Schedule 14D-9 and Proxy Statement.  The
                       ---------------------------------------------------
Offer Documents comply in all material respects with the requirements of the Exchange Act, and on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Acquiror with respect to information supplied by the Company in writing expressly for inclusion in the Offer Documents. The written information supplied or to be supplied by Parent or Acquiror expressly for inclusion or incorporation by reference in the Proxy Statement, if any, and the Schedule 14D-9, together with any amendments or supplements to any of the foregoing will, at the time filed with the SEC and at the date first published, sent or given to the Company's shareholders, and in addition, in the case of the Proxy Statement, at the date mailed to shareholders, at the time of any Shareholder Meeting (as defined below) and at the Effective Time not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made with respect to any information concerning the Company or its officers, directors and affiliates provided to Parent or Acquiror by the Company specifically for inclusion in the Schedule 14D-9, Proxy Statements or amendments or supplements thereto.

          Section 4.5  Financing.  Parent has obtained a commitment letter (the
                       ---------
"Commitment Letter") from Bankers Trust Company addressed to Quad-C Management, Inc. which, on the terms and subject to the conditions thereof, provides for a $120 million Senior Secured and Revolving Credit Facility. A true, complete and correct copy of the Commitment Letter has been furnished to the Company. The aggregate proceeds covered by the Commitment Letter, together with equity available to Parent or Acquiror, are sufficient to acquire all of the Shares in the Offer and the Merger and to pay anticipated expenses in connection therewith. As of the date hereof, the Commitment Letter has not been terminated. Parent has cash and cash equivalents of not less than $1,000,000.

          Section 4.6  Brokers.  Except for the fees and expenses of Quad-C or
                       -------
its affiliate, which will be paid by Parent and Acquiror, no agent, broker, Person or firm acting on behalf of

Parent or Acquiror is, or will be, entitled to any fee, commission or broker's or finder's fees from any of the parties hereto, or from any Person, controlling, controlled by or under common control with any of the parties hereto, in connection with this Agreement or any of the transactions contemplated hereby.

          Section 4.7  Business of Parent and Acquiror.  Parent and Acquiror
                       -------------------------------
were organized solely for the purpose of acquiring the Company and engaging in the transactions contemplated by this Agreement and have not engaged in any business since they were incorporated which is not in connection with the acquisition of the Company and this Agreement. During the period from the date of this Agreement through the date on which Shares are purchased in accordance with the Offer, Parent and Acquiror shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

                                   ARTICLE V

                COVENANTS RELATING TO CONDUCT OF BUSINESS
                -----------------------------------------

          Section 5.1  Access to Information Concerning Properties and Records.
                       -------------------------------------------------------
During the period commencing on the date hereof and ending on the Effective Date, the Company shall, and shall cause each of its Subsidiaries to, upon reasonable notice, afford Parent and Acquiror, and their respective counsel, accountants, financing sources, consultants and other authorized representatives, reasonable access during normal business hours to the employees, properties, books and records and accountants of the Company and its Subsidiaries in order that they may have the opportunity to make such investigations as they shall desire of the affairs of the Company and its Subsidiaries. The Company shall furnish promptly to Parent and Acquiror (a) a copy of each report, schedule, registration statement and other document filed by it or its Subsidiaries during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its or its Subsidiaries' business, properties and personnel as Parent and Acquiror shall from time to time reasonably request. The Company shall cause its title insurers to provide to Parent title insurance reports with respect to each of the material real properties owned by the Company or any of its Subsidiaries on or prior to the tenth Business Day after the date hereof.

          Section 5.2  Confidentiality.  Information obtained by Parent and
                       ---------------
Acquiror and their respective counsel, accountants, consultants and other authorized representatives pursuant to Section 5.1 hereof shall be subject to the provisions of the Confidentiality Agreement between the Company and Quad-C, Inc. dated January 4, 2000 (the "Confidentiality Agreement").

          Section 5.3  Conduct of Business by the Company Pending the Merger.
                       -----------------------------------------------------
Except as otherwise expressly permitted or required by this Agreement or as described in the Company Disclosure Letter, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause its Subsidiaries to, in all material respects carry on their respective businesses in, and not enter into any material transaction other than in accordance with, the regular and ordinary course and, to the extent consistent therewith, use its reasonable best efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them. Without limiting the generality of the foregoing, and, except as otherwise expressly permitted or required by this Agreement or as described in the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

          (a) (i) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to shareholders of the Company in their capacity as such, other than dividends payable to the Company declared by any of the Company's Subsidiaries and regular quarterly cash dividends consistent with past practice in an amount not to exceed $0.17 per share of Common Stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (b) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any Voting Debt or other voting securities or equity equivalent or any securities convertible into or exchangeable or exercisable for, or any rights, warrants or options to acquire, any such shares, Voting Debt or voting securities or convertible securities or equity equivalent or any phantom stock or stock appreciation rights (other than, in the case of the Company, the issuance of Shares during the period from the date of this Agreement through the Effective Time upon the exercise of Stock Options outstanding (as set forth in Section 3.2) on the date of this Agreement in accordance with their current terms or enter into any agreement or contract with respect to the sale or issuance of any of its securities;

          (c) amend its charter or bylaws or the Rights Agreement or equivalent governing documents;

          (d) acquire or agree to acquire by merging with, or by purchasing a material amount of assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets other than inventory in the ordinary course of business;

          (e) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company, other than sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice, or allow any properties or assets to become subject to any Lien other than Permitted Liens;

          (f) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, or make any loans, advances or capital contributions to, or investments in, any other Person other than a wholly owned subsidiary, enter into any "keep-well" or other agreement to maintain any financial state and condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

          (g) grant any severance or termination pay not currently required to be paid under existing severance plans or enter into or adopt, or amend any existing, severance plan, agreement or arrangement or, enter into or amend any employee benefit plan (including without limitation, the Stock Option Plan and any change or modification under the Proposed Program for the Assurance of Continued Employment and Severance Benefit other than as set forth in Sections 3.13(a)(ii)(2) and 3.13(c) of the Company Disclosure Letter) except as required by applicable law, or enter into or amend any employment or consulting agreement;

          (h) enter into any contract or commitment with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its Subsidiaries in excess of, $250,000, individually, or enter into contracts or commitments with respect to capital expenditures with a value in excess of, or requiring expenditures by the Company and its Subsidiaries in excess of, $300,000, in the aggregate;

          (i) except to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement, materially increase the compensation or fringe benefits of any of its directors, officers or employees;

          (j)  agree to the settlement of any material claim or litigation;

          (k) make or rescind any material tax election or settle or compromise any material tax liability;

          (l) except as required by applicable law or GAAP, make any change in its method of accounting or accounting policies or procedures;

          (m) except as required under the Stock Option Plan and as otherwise permitted or required by this Agreement, accelerate the payment, right to payment or vesting of any bonus, severance, profit sharing, retirement, deferred compensation, stock option, insurance or other compensation or benefits;

          (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (1) of any such claims, liabilities or obligations in the ordinary course of business and consistent with past practice or (2) of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) contained in the Company SEC Documents, in each case, that are not in excess of $100,000;

          (o) enter into any agreement, understanding or commitment that restrains, limits or impedes the Company's or any of its Subsidiaries' ability to compete with or conduct any business or line of business, including, but not limited to, geographic limitations on the Company's or any of its Subsidiaries' activities;

          (p) materially modify, amend or terminate any Material Contract or waive any of its rights or claims thereunder or enter into any contract, agreement, commitment or arrangement that, if in existence on the date hereof, would be a Material Contract;

          (q) establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees; or

          (r) agree, in writing or otherwise, to take any of the foregoing actions.

          Section 5.4  Acquisition Proposals.  (a)  The Company shall and shall
                       ---------------------
cause its Subsidiaries and affiliates and each of their directors, officers, employees, agents, advisors and representatives to immediately cease any discussions or negotiations with third parties with respect to any Acquisition Transaction (as hereinafter defined). Prior to the Effective Time, the Company agrees that it shall not, and shall not authorize or permit any of its Subsidiaries or affiliates or any of their directors, officers, employees, agents, advisors or representatives to, directly or indirectly:

          (i) solicit, initiate, facilitate or encourage (including without limitation by furnishing information to a third party or by taking any action which would make the Rights Agreement or Sections 13.1-725 through 13.1-727.1 and 13.1-728.1 through 13.1-728.9 of the Virginia Code inapplicable to any Acquisition Transaction (other than the Offer or the Merger) any inquiries or the making of any proposal with respect to any tender offer or exchange offer involving the Company or any proposal with respect to any merger, consolidation or other business combination involving the Company or any Subsidiary of the Company, the acquisition of all or any significant part of the assets of the Company or any Subsidiary of the Company or more than 10% of the capital stock of the Company or any Subsidiary of the Company (each, an "Acquisition Transaction");

          (ii) except for agreements with respect to a Superior Proposal entered into in accordance with Section 8.1(d) and except for a confidentiality agreement entered into in connection with actions permitted in accordance with Section 5.4(a)(iii), enter into any agreement, arrangement or understanding with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Offer, the Merger or any other transaction contemplated by this Agreement; or

          (iii) negotiate, explore or otherwise engage in discussions with any Person (other than Parent and its representatives) with respect to any Acquisition Transaction, or any inquiry that may reasonably be expected to lead to a proposal for an Acquisition Transaction; provided, however, that
                                                        --------  -------
     the Company may (A) participate in discussions with or request clarifications from or furnish information (pursuant to a confidentiality agreement with terms not more favorable to such third party than the terms of the Confidentiality Agreement) to any third party which makes an unsolicited written proposal to effect an Acquisition Transaction that did not result from the breach of this

     Section 5.4 and subject to compliance with its obligations under Section 5.4(b), in each case solely for the purpose of obtaining information reasonably necessary to ascertain whether such Acquisition Transaction is, or could reasonably likely lead to, a Superior Proposal (as hereinafter defined) and (B) in response to an unsolicited written proposal from a third party making a Superior Proposal that did not result from the breach of this Section 5.4 and subject to compliance with its obligations under
     Section 5.4(b), furnish information (pursuant to a confidentiality agreement with terms not more favorable to such third party than the terms of the Confidentiality Agreement) to and engage in discussions and negotiations with such third party, but only, in the case of each of clause
     (A) and clause (B), if the Board of Directors of the Company determines in good faith (after receiving written advice from its financial advisors and after receiving advice from outside independent counsel) that taking such action is in the best interests of the Company and its shareholders and such action is required by its fiduciary duties under applicable law.

         Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.4(a) by any director, officer, employee, agent, advisor or representative of the Company, whether or not such Person is purporting to act on behalf of the Company, shall constitute a breach of this Section 5.4(a) by the Company.

         (b) The Company agrees to advise Parent in writing within 24 hours of the receipt thereof of the existence of:

          (i) any inquiries or proposals (or desire to make a proposal) received by (or indicated to), any such information requested from, or any negotiations or discussions sought to be initiated with, the Company, its Affiliates, or any of the respective directors, officers, employees, agents or representatives of the foregoing, in each case from a Person (other than Parent and its representatives) with respect to an Acquisition Transaction; and

          (ii) the terms thereof, including the identity of such third party and the terms of any financing arrangement or commitment in connection with such Acquisition Transaction, and update on an ongoing basis or upon Parent's reasonable request, the status thereof.

          The Company shall simultaneously provide to Parent any non-public information concerning the Company provided to any other Person or group in connection with any Acquisition Transaction which was not previously provided to Parent.

          (c) As used herein "Superior Proposal" means a bona fide written and unsolicited proposal or offer made by any Person (or group) (other than Parent or any of its Subsidiaries) to acquire all or substantially all of the capital stock of the Company pursuant to a tender offer, exchange offer, merger or other business combination or to purchase all or substantially all of the assets of the Company (i) on terms that, as determined by the Board of Directors of the Company in good faith (based on written advice of its independent financial advisors), are more favorable from a financial point of view to the Company and its shareholders than the transactions contemplated hereby and any alternative proposed by Parent or Acquiror and (ii) that is not conditioned upon obtaining additional financing the likelihood of closing of which is less certain than the satisfaction of the condition set forth in paragraph (i) of Annex A.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS
                             ---------------------

          Section 6.1  Company Shareholder Approval; Proxy Statement.  (a)
                       ---------------------------------------------
Promptly following the purchase of Shares pursuant to the Offer if approval of the Merger by the shareholders of the Company is required by applicable law, the Company shall call a meeting of its shareholders (the "Shareholder Meeting") for the purpose of voting on the Merger and shall take all action necessary or advisable to obtain shareholder approval of the Merger and the Company agrees that this Agreement and the Merger shall be submitted at such meeting. The Shareholder Meeting shall be held as soon as practicable following the purchase of Shares pursuant to the Offer and the Company will, through its Board of Directors, subject to this Agreement, recommend to its shareholders the approval of the Merger. Subject to Section 5.4, the Company agrees that it shall include in the Proxy Statement the recommendation of its Board of Directors to the shareholders of the Company to approve and adopt this Agreement and approve the Merger. The record date for the Shareholder Meeting shall be a date subsequent to the date Acquiror becomes a record holder of Shares purchased pursuant to the Offer.

          (b) If shareholder approval of the Merger is required by applicable law, the Company will, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement (the "Proxy Statement") with the SEC and will use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be cleared by the SEC. The Company will notify Parent of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company and Parent agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the shareholders of the Company. If at any time prior to the approval of this Agreement by the Company's shareholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will prepare and mail to its shareholders such an amendment or supplement. The Company shall not use any proxy material in connection with the meeting of its shareholders without Parent's prior approval.

          (c) The Company shall use its commercially reasonable efforts to obtain the necessary approvals by its shareholders of the Merger, this Agreement and the transactions contemplated hereby.

          (d) Acquiror agrees to cause all Shares purchased pursuant to the Offer and all other Shares owned by Acquiror to be voted in favor of the approval of the Merger.

          (e) Notwithstanding the foregoing, in the event that Acquiror shall acquire at least 90% of the outstanding Shares, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of shareholders of the Company, in accordance with Section 13.1-719 of the Virginia Code.

          Section 6.2  Fees and Expenses.  Whether or not the Merger is
                       -----------------
consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as expressly set forth in this Agreement.

          Section 6.3  Reasonable Efforts.  On the terms and subject to the
                       ------------------
conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (a) obtaining all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, including without limitation, all filings under the HSR Act) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from or to avoid an action or proceeding by any Governmental Entity, (b) obtaining all necessary consents, approvals or waivers from third parties, (c) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, no loan agreement or contract for borrowed money shall be repaid except as currently required by its terms, in whole or in part, and no contract shall be amended to increase the amount payable thereunder or otherwise to be more burdensome to the Company or any of its Subsidiaries in order to attain any such consent, approval or authorization without the prior written consent of Parent.

          Section 6.4  Public Announcements; Certain Notices.  (a) Parent and
                       -------------------------------------
the Company will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or regulation or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq National Market so long as it has used reasonable best efforts to consult with the other party prior to issuing such press release or making such public disclosure.

          (b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would likely cause any representation or warranty made by it contained in the Agreement to be untrue in any material respect at any time from the date of this Agreement to the Closing Date. Each of the Company and Parent shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

          Section 6.5  Indemnification; Directors and Officers Insurance.  (a)
                       -------------------------------------------------
The articles of incorporation and the bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation from liability set forth in the Company's Articles of Incorporation and ByLaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company (the "Indemnified Parties"), unless such modification is required by law.

          (b) For a period of six years from the Effective Time, the Surviving Corporation shall either (x) maintain in effect the Company's current directors' and officers' liability insurance covering the Indemnified Parties; provided,
                                                                    --------
that in no event shall Surviving Corporation be required to expend in any one year an amount in excess of 125% of the annual premiums currently paid by the Company for such insurance which the Company represents to be approximately $52,000 for the twelve month period ending on November 4, 2000; provided,
                                                                --------
further that if the annual premiums of such insurance coverage exceed such
-------
amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided,
                                                                  --------
further that the Surviving Corporation may substitute for such Company policies,
-------
policies providing at least the same coverage and containing terms and conditions which are no less advantageous provided that said substitution does not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time or (y) cause the Parent's directors' and officers' liability insurance then in effect to cover the Indemnified Parties with respect to those matters covered by the Company's directors' and officers' liability policy.

          Section 6.6  State Takeover Laws.  If any "fair price," "business
                       -------------------
combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent, the Company and its Board of Directors shall take all such action as may be necessary or advisable to obtain such approvals and take such actions as are necessary or advisable so that the transactions contemplated hereby and by the Voting Agreements may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby and thereby.

          Section 6.7  Rights Agreement.  The Company shall not, unless required
                       ----------------
to do so by a court of competent jurisdiction, (i) redeem the Rights (ii) amend (other than to delay the Distribution Date (as defined therein) or to render the Rights inapplicable to the Offer and the Merger) or terminate the Rights Agreement prior to the Effective Time without the consent of Acquiror, or (iii) take any action which would allow any Person (as such term is defined in the Rights Agreement) other than Acquiror and the Management Shareholders to be the Beneficial Owner (as such term is defined in the Rights Agreement) of 15% or more of the Common Stock without causing a Distribution Date (as such term is defined in the Rights Agreement) or a Triggering Event (as such term is defined in the Rights Agreement) to occur.

          Section 6.8.  Subsequent Filings.  Until the Effective Time, the
                        ------------------
Company will timely file with the SEC each Subsequent Filing required to be filed by the Company and will promptly deliver to Parent and Acquiror copies of each such Subsequent Filing filed with the SEC. As of their respective dates, none of such Subsequent Filings shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such Subsequent Filings shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis (except the notes thereto) and shall fairly present the financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments.

          Section 6.9.  Severance Plan.  The Company agrees that neither it nor
                        --------------
any of its Subsidiaries has entered into or will enter into any severance, retention, compensation or employee benefit plan, policy, program, arrangement or agreement under the Proposed Program for the Assurance of Continued Employment and Severance Benefits pursuant to which the execution of this Agreement or the consummation of the transactions contemplated hereby constitutes or would constitute a "change in control" of the Company within the meaning of such proposed program.

          Section 6.10  Financing Related Efforts.  (a)  Parent shall use all
                        -------------------------
commercially reasonable efforts to consummate the financing provided in the Commitment Letter and Parent shall provide funds to Acquiror to permit it to perform its obligations hereunder and in the Offer.

          (b) Parent will provide the Company with true, correct and complete copies of all amendments and supplements to the Commitment Letter as well as true, correct and complete copies of all other commitments and agreements (and any amendments or supplements thereto) with respect to the financing by third parties of the transactions contemplated by this Agreement.

                                  ARTICLE VII

                             CONDITIONS PRECEDENT
                             --------------------

          Section 7.1  Conditions to Each Party's Obligation to Effect the
                       ---------------------------------------------------
Merger.  The respective obligations of each party to effect the Merger shall be
------
subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a)  Shareholder Approval.  If approval of the Merger by the holders
               --------------------
of the Common Stock is required by applicable law, the Merger shall have been approved by the requisite vote of such holders.

          (b)  No Order.  No Governmental Entity or court of competent
               --------
jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree or injunction which prohibits or has the effect of prohibiting the consummation of the Merger; provided, however,
                                                              --------  -------
that the party asserting this condition shall have used its reasonable best efforts to have any such order, decree or injunction vacated.

          (c)  Purchase of Shares.  Acquiror shall have accepted for payment and
               ------------------
paid for all Shares properly tendered pursuant to the Offer in an amount sufficient to satisfy the Minimum Condition; provided, that this condition will
                                             --------
be deemed to have been satisfied with respect to the obligations of Acquiror to effect the Merger if Acquiror fails to accept for payment and pay for any Shares validly tendered pursuant to the Offer in violation of the terms of this Agreement or the Offer.

          (d)  HSR Act Waiting Period.  The applicable waiting period (and any
               ----------------------
extension thereof) under the HSR Act shall have expired or been terminated.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

         Section 8.1  Termination.  This Agreement may be terminated and the
                      -----------
transactions contemplated by this Agreement may be abandoned at any time prior to the Closing (whether before or after the approval of this Agreement by the shareholders of the Company) as follows:

          (a) by mutual written agreement of Parent and the Company; or

          (b) (i) By either the Company or Parent if the Offer shall have expired without any Shares being accepted for purchase hereunder by the Acquiror and without the Acquiror having had an obligation under Section
     1.1 to extend the Offer; provided, however, that none of the parties shall
                              --------  -------
     be entitled to terminate this Agreement pursuant to this Section 8.1(b)(i) if, at the time of such proposed termination, it is in material breach of its representations and warranties, covenants or other agreements under this Agreement; or

          (ii)  by the Company;

               (A) if the Offer has not commenced within seven Business Days of the execution of this Agreement; or

               (B) if prior to the acceptance for purchase of Shares pursuant to the Offer, there has been a material breach by either Parent or the Acquiror of any representation, warranty, covenant or agreement set forth herein (and such breach is not reasonably capable of being cured within thirty (30) days of notice thereof); provided, however, that
                                                      --------  -------
          the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b)(ii)(B) if it is in material breach of its representations and warranties, covenants or other agreements under this Agreement; or

          (c) (i) By either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or filing or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement;

          (ii) by Parent, if prior to the acceptance for purchase of Shares pursuant to the Offer, there has been a material breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement, which breach shall result in any condition set forth in Annex A not being satisfied (and such breach is not reasonably capable of being cured and such condition satisfied within thirty (30) days after the receipt of notice thereof); provided, however, that Parent shall not be
                                 --------  -------
     entitled to terminate this Agreement pursuant to this Section 8.1(c)(ii) if it or the Acquiror is in material breach of its representations and warranties, covenants or other agreements under this Agreement; or

          (iii) By either Parent or the Company if by the four month anniversary of the date hereof, the Acquiror has not purchased any Shares pursuant to the Offer; provided, however, that the right to terminate this
                            --------  -------
     Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the Acquiror's failure to make such purchases; or

          (d) By the Company to allow the Company to enter into one or more related agreements in accordance with Section 5.4(a) with respect to a Superior Proposal if the Company's Board of Directors has determined in good faith (after receiving advice from independent outside counsel) that a failure to terminate this Agreement and enter into an agreement to effect the Superior Proposal would constitute a breach of its fiduciary duties; provided, however, that:
     --------  -------

               (i) the Company has complied with all provisions of Section 5.4; and

               (ii) Parent does not make, within five Business Days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer to enter into an amendment to this Agreement containing terms such that the Board of Directors of the Company determines in good faith, after receiving advice from its financial advisors, that this Agreement as so amended is at least as favorable, from a financial point of view, to the shareholders of the Company as the Superior Proposal; and

               (iii) The Company makes simultaneous payment of the Termination Fee, plus any amounts then due as a reimbursement of Expenses; and

               (iv) Substantially contemporaneously with such termination, the Company enters into a definitive agreement to effect the Superior Proposal.

          (e) By Parent, at any time prior to the acceptance for purchase of the Shares pursuant to the Offer, if:

               (i) the Company's Board of Directors, or any committee thereof, shall have withdrawn, modified, or changed its recommendation in respect of this Agreement or the Offer in a manner adverse to the Acquiror or Parent or resolved to do so;

               (ii) the Company's Board of Directors, or any committee shall have recommended any proposal other than by Parent or the Acquiror in respect of an Acquisition Transaction or resolved to do so;

               (iii) the Company has received a proposal regarding an Acquisition Transaction and the Company shall not have rejected such proposal within ten Business Days of its receipt or, if sooner, the date its existence first becomes publicly disclosed.

          Section 8.2.  Effect of Termination.  (a)  In the event of the
                        ---------------------
termination of this Agreement as provided in Section 8.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, the Acquiror or the Company, except as set forth in Section 8.2(b) hereof; provided, however, that nothing herein shall relieve any party from
        --------  -------
liability for any willful breach of this Agreement.

          (b)  If:

          (i) Parent shall have terminated this Agreement pursuant to Section 8.1(e);

          (ii) (x) Parent shall have terminated this Agreement pursuant to
     Section 8.1(c)(ii) and (y) following the date hereof and either prior to such termination or within two months after such termination, (A) the Company shall have received a proposal with respect to an Acquisition Transaction that the Company has not rejected prior to such termination and (B) within twelve
     (12) months of the date of such termination, the Company shall enter into a definitive agreement with respect to such Acquisition Transaction; or

          (iii)  the Company shall have terminated this Agreement pursuant to
     Section 8.1(d),

          then the Company shall pay:

               (A) simultaneously with such termination if pursuant to Section 8.1(d);

               (B) on the Business Day next succeeding the execution of a definitive agreement with respect to an Acquisition Transaction under the circumstances described in Section 8.2(b)(ii); or

               (C) promptly, but in no event later than two business days after the date of such termination if pursuant to Section 8.1(e);

          to Parent a termination fee (the "Termination Fee") of $2,900,000, plus an amount, not in excess of $1,200,000, equal to Parent's actual and documented out-of-pocket expenses incurred or paid by Parent and the Acquiror in connection with the Offer, the Merger, this agreement and the consummation of the transactions contemplated thereby ("Expenses"), which amount shall be payable by wire transfer to such account as Parent may designate in writing to the Company.

          Section 8.3  Amendment.  This Agreement may be amended by the parties
                       ---------
hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after any approval of the Merger by the shareholders of the Company but, after the purchase of Shares pursuant to the Offer, no amendment shall be made which decreases the Merger Consideration or which in any way materially adversely affects the rights of such shareholders, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 8.4  Waiver.  At any time prior to the Effective Time, the
                       ------
parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                              GENERAL PROVISIONS
                              ------------------

          Section 9.1  Non-Survival of Representations and Warranties.  None
                       ----------------------------------------------
of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided
                                                                       --------
however, this Section 9.1 shall not limit any covenant or agreement of the
-------
parties which by its terms contemplates performance after the Effective Time.

          Section 9.2  Notices.  All notices and other communications hereunder
                       -------
shall be in writing and shall be deemed given if delivered personally, mailed, certified or registered mail with postage prepaid sent by overnight courier or telecopied to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to Parent or Acquiror, to

                    c/o Quad-C Management, Inc.
                    230 East High Street
                    Charlottesville, VA  22902
                    Attention:  Anthony R. Ignaczak
                    Facsimile No.: (804) 979-1145

               with copies to:

                    White & Case LLP
                    1155 Avenue of the Americas
                    New York, NY  10036
                    Attention:  John M. Reiss, Esq.
                                Gregory Pryor, Esq.
                    Facsimile No.:  (212) 354-8113



          (b)  if to the Company, to

                    Pulaski Furniture Corporation
                    One Pulaski Square
                    Pulaski, VA  24301
                    Attention:  Chairman of the Board
                    Facsimile No.:  (540) 994-5756

               with a copy to (prior to the Effective Time):

                    Hunton & Williams
                    Riverfront Plaza

                    951 East Byrd Street
                    Richmond, VA  23219
                    Attention: C. Porter Vaughan, III, Esq.
                    Facsimile No.: (804) 788-8218

               and with a copy to (after the Effective Time):

                    White & Case LLP
                    1155 Avenue of the Americas
                    New York, NY  10036
                    Attention:  John M. Reiss, Esq.
                                Gregory Pryor, Esq.
                    Facsimile No.:  (212) 354-8113

          Section 9.3  Interpretation.  When a reference is made in this
                       --------------
Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." When the phrase "knowledge of the Company" is used herein, it shall refer to the actual knowledge of the individuals set forth in Section 9.3 of the Company Disclosure Schedule.

          Section 9.4  Counterparts.  This Agreement may be executed in
                       ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          Section 9.5  Entire Agreement; No Third-Party Beneficiaries.  This
                       ----------------------------------------------
Agreement, including the documents and instruments referred to herein, together with the Confidentiality Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person or entity other than the parties any rights or remedies hereunder.

          Section 9.6  Governing Law.  This Agreement shall be governed by, and
                       -------------
construed in accordance with, the laws of the Commonwealth of Virginia, without regard to the conflict of laws rules thereof.

          Section 9.7  Assignment.  Neither this Agreement nor any of the
                       ----------
rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Parent and Acquiror may assign, in their sole discretion, any of or all their rights, interests and obligations under this Agreement to any direct or indirect wholly owned subsidiary of Parent (but without relieving any party hereto of any obligation hereunder). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

          Section 9.8  Severability.  If any term or other provision of this
                       ------------
Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

          Section 9.9  Enforcement of This Agreement.  The parties agree that
                       -----------------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          Section 9.10  Incorporation of Exhibits.  The Company Disclosure
                        -------------------------
Letter and all Exhibits and annexes attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

          Section 9.11  Certain Definitions.  As used herein, the following
                        -------------------
terms have the following meanings:

          "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

          "Lien" shall mean, with respect to any property or asset, any mortgage, security interest, lien, claim, pledge, option, right of first refusal, charge or other encumbrance of any nature.

          "Material Adverse Change" or "Material Adverse Effect" shall mean, (i) when used with respect to the Company, any materially adverse change in or effect on the business, assets, liabilities, properties, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, other than (A) changes or effects that are or result from occurrences relating to the economy in general or the furniture industry in general and not specifically relating to the Company, (B) changes or effects set forth or described in the Company's SEC Reports filed prior to the date hereof, (C) changes or effects that result from the loss of customers or delay or cancellation or cessation of orders for the Company's products directly attributable to the announcement of this Agreement or (D) changes or effects arising solely as a result of any decline in the market price of the Shares or
(ii) when used with respect to Parent, Acquiror or the Company, as the case may be, any materially adverse change in or effect on the ability of Parent, Acquiror or the Company, as the case may be, to perform their respective obligations hereunder and/or under the Voting Agreement.

          "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or other department or agency thereof.

          "Subsidiary" of a Person means any corporation, partnership, joint venture or other legal entity of which (i) such Person or any of its Subsidiaries, is a general partner or (ii) such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  Section 9.12  Additional Definitions:
                                          Defined in
Term                                       Section
---------------------------------------   -------------
Acquiror...............................     Preamble
Acquisition Transaction................       5.4(a)(i)
Agreement..............................     Preamble
Articles of Merger.....................       2.2
Award..................................       2.8(c)
Cash Payment...........................       2.8(b)
Certificates...........................       2.5(b)
Closing................................       2.11
Code...................................       3.13(a)
Commitment Letter......................       4.5
Common Stock...........................     Recitals
Company................................     Preamble
Company Disclosure Letter..............       3.1
Company Intellectual Property..........       3.19(a)
Company Permits........................       3.12
Company Property.......................       3.20
Company SEC Documents..................       3.7
Confidentiality Agreement..............       5.2
Constituent Corporations...............     Preamble
Corporation Commission.................       2.2
Effective Time.........................       2.2
Employee Benefit Plans.................       3.13(a)
Environmental Claims...................       3.20
Environmental Law......................       3.20
ERISA..................................       3.13(a)
ERISA Affiliate........................       3.13(a)
Exchange Act...........................       1.2(b)
Exchange Fund..........................       2.6(b)
Expenses...............................       6.2(b)
Governmental Entity....................       4.3

Hazardous Materials....................      3.20
HSR Act................................       4.3
Indemnified Parties....................       6.5(a)
IRS....................................      3.13(d)
Issuance Obligation....................       3.2
Management Shareholders................  Recitals
Material Contracts.....................      3.15
Merger.................................  Recitals
Merger Consideration...................       2.5(b)
Minimum Condition......................   Annex A
Multiemployer Plan.....................      3.13(b)
Offer..................................  Recitals
Offer Documents........................       1.1(b)
Parent.................................  Preamble
Paying Agent...........................       2.6(a)
Permitted Investments..................       2.6(b)
Permitted Liens........................      3.10(a)
Preferred Stock........................       3.2
Proxy Statement........................       6.1(b)
Real Property..........................      3.10(b)
Returns................................      3.18(a)
Rights.................................       3.2
Rights Agreement.......................       1.2(a)
Schedule 14D-9.........................       1.2(b)
SEC....................................       1.1(b)
Securities Act.........................       3.7
Series A Preferred Stock...............       3.2
Shareholder Meeting....................       6.1(a)
Shares.................................  Recitals
Stock Incentive Plans..................       2.8
Stock Option...........................       2.8(b)
Stock Option Plan......................       2.8(a)
Stock Purchase Plan....................       3.2
Subsequent Filings.....................       3.7
Superior Proposal......................       5.4(a)
Surviving Corporation..................       2.1
Tax, Taxes and Taxable.................      3.18(c)
Tender Offer Conditions................       1.1(a)
Virginia Code..........................       1.2(a)
Voting Agreement.......................  Recitals
Voting Debt............................       3.2
WARN...................................      3.14(a)

          IN WITNESS WHEREOF, Acquiror and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                    PINE HOLDINGS, INC.

                                    By:  /s/ Anthony R. Ignaczak
                                        _________________________
                                         Name: Anthony R. Ignaczak
                                         Title: President

                                    PINE ACQUISITION CORP.

                                    By:  /s/ Anthony R. Ignaczak
                                        ________________________
                                         Name: Anthony R. Ignaczak
                                         Title: President

                                    PULASKI FURNITURE CORPORATION

                                    By:  /s/ Harry H. Warner
                                        ____________________
                                         Name: Harry H. Warner
                                         Title: Chairman of the Board

                                                                         ANNEX A
                                                                         -------


          The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is attached.

          Tender Offer Conditions.  Notwithstanding any other term of the Offer
          -----------------------
or this Agreement, Acquiror shall not be required to accept for payment, purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, pay for, any tendered Shares and may postpone the acceptance for payment or, subject to the restrictions referred to above, the payment for, any tendered Shares, if (i) any applicable waiting period under the HSR Act has not expired or been terminated prior to the expiration of the Offer or (ii) there shall not have been validly tendered and not validly withdrawn pursuant to the Offer, a number of Shares which, when added to the Shares, if any, previously acquired by Acquiror (but excluding Shares subject to the Voting Agreement), constitute more than two-thirds of the outstanding Shares calculated on a fully diluted (excluding the effect of the Rights) basis (the "Minimum Condition"). In addition to and not limiting the foregoing, notwithstanding any other provision of the Offer, the Acquiror shall not be required to accept for payment or, subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, pay for any tendered Shares and may elect not to commence the Offer, may terminate, subject to the terms of this Agreement, or amend the Offer and may postpone the acceptance of and payment for, tendered Shares at any time on or after this date and at or before the time of acceptance of tendered Shares for payment pursuant to the Offer or payment therefor (whether or not any tendered Shares have been accepted for payment or paid for) if any of the following events shall occur:

          (a) there shall be threatened, instituted or pending any action or proceeding by any Governmental Entity, or by any other Person, domestic or foreign, before any court of competent jurisdiction or Governmental Entity, which could reasonably be expected to: (i) make illegal, impede or otherwise directly or indirectly restrain or prohibit the Offer or the Merger or seeking to obtain material damages in connection therewith, (ii) prohibit or materially limit the ownership or operation by Parent or Acquiror of all or any material portion of the business or assets of the Company and its Subsidiaries taken as a whole or compel Parent or Acquiror or their affiliates to dispose of or hold separately all or any material portion of the business or assets of Parent, Acquiror or the Company and its Subsidiaries taken as a whole, or seeking to impose any limitation on the ability of Parent or Acquiror or their affiliates to conduct their business or own such assets, (iii) impose limitations on the ability of Parent or Acquiror effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or Acquiror on all matters properly presented to the Company's shareholders, (iv) require divestiture by Parent or Acquiror of any Shares or (v) otherwise directly or indirectly relating to the Offer or the Merger and which would reasonably be expected to have a Material Adverse Effect on the Company, Parent or Acquiror;

          (b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, enacted, enforced, promulgated, amended or issued and applicable to (i) Parent, Acquiror, the Company or any of its Subsidiaries or (ii) the Offer or the Merger, by any legislative body or other Governmental Entity other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which could reasonably

                                                                         Annex A
                                                                          Page 2

be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any event, change, circumstance or occurrence that has had or that would reasonably be expected to have a Material Adverse Effect on the Company;

          (d) any of the representations or warranties made by the Company in the Merger Agreement shall be untrue or incorrect in any respect (without giving effect to materiality or similar qualifications contained therein) that when taken together with all such other representations and warranties that are not true and correct would reasonably be expected to have a Material Adverse Effect, in each case as of the date of the Merger Agreement or the date of consummation of the Offer, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

          (e) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement on or prior to the date of consummation of the Offer;

          (f) the Company's Board of Directors or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to Parent or Acquiror, the approval, adoption or recommendation, as the case may be, of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Transaction other than the Offer and the Merger or shall have announced a neutral position with respect to any Acquisition Transaction and not rejected such Acquisition Transaction within ten (10) Business Days after the announcement of such neutral position or after request by Parent, shall fail to reaffirm its approval and recommendation of the Offer, the Merger or the Merger Agreement within three (3) Business Days after Parent's request for such reaffirmation or shall have resolved to do any of the foregoing;

          (g) it shall have been publicly disclosed, or Parent or Acquiror shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph (g) as set forth in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the Shares has been acquired other than pursuant to this Agreement;

          (h) there shall have occurred, and be continuing, (i) any general suspension of, or limitation on prices for, trading in securities on The New York Stock Exchange or through the Nasdaq Stock Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States or (iv) in the case of any of the foregoing clauses (i) through (iii) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (i) Parent and Acquiror shall not have obtained the financing set forth in the Commitment Letter; or

                                                                         Annex A
                                                                          Page 3

          (j) the Merger Agreement shall have been terminated in accordance with its terms.

          The foregoing conditions are for the sole benefit of Parent and Acquiror and may be asserted by Parent or Acquiror or may be waived by Parent or Acquiror, in whole or part, at any time and from time to time, in the sole discretion of Parent or Acquiror (subject to the terms of the Merger Agreement). The failure by Parent or Acquiror at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.